Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Icosavax, Inc. 2017 Equity Incentive Plan, Icosavax, Inc. 2021 Incentive Award Plan, and the Icosavax, Inc. 2021 Employee Stock Purchase Plan, of our report dated May 14, 2021, except for note 11(f), as to which the date is July 22, 2021, with respect to the financial statements of Icosavax, Inc., included in its Amendment No. 1 to the Registration Statement (Form S-1 No. 333-257733) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

July 28, 2021